Code of Ethics

March 31, 2020

Table of Contents

1.	Introduction	3
2.	MyComplianceOffice	4
3.	Applicability	4
4.	Compliance with Laws and Regulations	4
5.	General Standards of Business Conduct	5
6.	Conflicts of Interest	5
7.	Insider Trading	6
8.	Political Contributions	10
9.	Personal Trading Requirements and Restrictions	11
10.	Gifts and Entertainment	14
11.	Outside Business Activities	16
Appendix A - Glossary of Defined Terms		18

1. Introduction

This Code of Ethics (the “Code”) has been adopted by NZS Capital, LLC (“NZS” or the “Adviser”) to satisfy our fiduciary obligations and comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and similar rules and statutes for registered investment advisers.

The Code applies to all NZS Supervised Persons as defined in the Advisers Act Section 202(a)(25). The Advisers Act defines Supervised Persons to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. All Supervised Persons are responsible for complying and being familiar with this Code and NZS’s Compliance Manual as a requirement of their employment.

NZS and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct, and are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, and treatment of client assets and information. The Code is designed to reinforce NZS’s reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. This Code was developed to promote the highest standards of behavior and ensure compliance with applicable laws.

Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to, disgorgement of profits for applicable personal trading activities, termination of employment, personal criminal or civil liability and referral to law enforcement agencies or other regulatory agencies.

NZS has appropriately appointed a Chief Compliance Officer (“CCO”). All Supervised Persons are required to promptly report any known violations of the Code to the CCO. This includes, without limitation, violations that come to their attention that may have been inadvertent and/or violations that other Supervised Persons may have committed. The CCO or designee will promptly investigate the matter and take action if needed. There will be no retribution for making such a report, to the CCO, or a regulator, and every effort will be made to protect the identity of the reporting individual to the extent permitted by law.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. All questions arising in connection with personal securities trading should be resolved in favor of the client, even at the expense of the interests of Supervised Persons.

Each Supervised Person is responsible for knowing their responsibilities under the Code. This Code does not supersede additional responsibilities Supervised Persons may have under other policies as required by the SEC or FINRA.

NZS is required to provide each Supervised Persons with a copy of this Code and any amendments. All Supervised Persons must provide NZS with a written acknowledgment of their receipt of this Code and any amendments no less than annually.

Fiduciary Obligations

NZS and its Supervised Persons are subject to the following specific fiduciary obligations when dealing with Clients:

•	the duty to have a reasonable, independent basis for investments chosen;

•	the duty to obtain best execution for a Client’s transactions;

•	the duty to ensure that investment advice is suitable to meeting the Client’s objectives; and

•	a duty to be loyal to Clients.

In meeting its fiduciary responsibilities to its Clients, NZS expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued employment with NZS.

2. MyComplianceOffice

NZS utilizes MyComplianceOffice (“MCO”) for its Supervised Persons and Access Persons to disclose and report information as required by this Code, including:

•	reporting personal brokerage accounts;

•	reporting personal holdings and transactions in Reportable Securities;

•	obtaining NZS’s approval before investing in a Reportable Security, initial public offering (“IPO”), private placement, or a limited offerings;

•	attesting to NZS’s Code of Ethics and Compliance Manual;

•	pre-approval and reporting of outside business activities; and

•	pre-approval and disclosure of political contributions exceeding the de minimis exception.

3. Applicability

NZS Supervised Persons

This Code is applicable to all NZS Supervised Persons as required by the applicable rules, regulations, or as determined by the CCO. Supervised Persons with access to certain information, and all NZS employees, are deemed to be Access Persons, as defined by the Advisers Act and defined in Appendix A, and are subject to additional restrictions, limitations, reporting requirements or other policies and procedures.

To ensure consistency, NZS decided to apply the definitions of Supervised Persons and Access Persons equally to all involved with the Adviser. This means that every partner, officer, director and employee of NZS (which might also include independent contractors and temporary employees) will be classified as Access Persons, and also as Supervised Persons. Further, NZS Compliance will maintain a list of Supervised Persons and their position to be reviewed at least annually.

Connected Persons

The Code applies to Supervised Person’s spouse or domestic partner, minor children, immediate family members residing in the same household as the Supervised Person (e.g., adult children or parents living at home), and any relative, person or entity for whom the Supervised Person directs the investments or securities trading unless otherwise specified (collectively, “Connected Persons”).

4. Compliance with Laws and Regulations

All Supervised Persons must comply with applicable federal securities laws. As part of this requirement, Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	to defraud such client in any manner;

•	to mislead such client, including making a statement that omits material facts;

•	to engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon such client;

•	to engage in any manipulative practice with respect to such client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

5. General Standards of Business Conduct

Supervised Persons must at all times comply with the following standards of business conduct:

•

Clients Come First. Supervised Persons owe Clients a duty of loyalty and must avoid serving the Adviser’s or their own personal interests ahead of the Clients. A Supervised Person may not induce or cause a client to take action, or not to take action, for the Adviser’s or the Supervised Person’s own benefit, rather than for the benefit of the client. The Adviser must make full and fair disclosure of all material facts, particularly where the interests of the Adviser or a Supervised Person may conflict with those of a client.

•

Avoid Taking Advantage. Supervised Persons may not trade on the basis of inside information, usurp investment opportunities that should properly be made available to the firm’s Clients, or otherwise use their knowledge of the Adviser’s investment activities to profit on such activities at the expense of the firm’s Clients.

•

Avoid Inappropriate Relationships. In addition, Supervised Persons must avoid engaging in outside business activities and the receipt of investment opportunities, perquisites, or gifts from persons seeking to do business with the Adviser that could call into question a Supervised Person’s ability to exercise independent judgment in the best interests the Adviser’s Clients.

•	Compliance with Applicable Law. Supervised Persons must comply with all applicable laws that apply to the business of the Adviser.

Doubtful situations should at all times be resolved in favor of the Clients. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any activities that indicate an abuse of these governing principles.

6. Conflicts of Interest

It is NZS’Ss policy that all Supervised Persons have a responsibility and duty to identify and escalate any potential conflicts of interest that they, or the Adviser, may be subject to. Conflicts of interest will be managed in accordance with the following policy and guidelines.

Conflict of Interest Defined

A conflict of interest should be construed broadly to include anything that might give the Adviser or any Supervised Person a financial or other incentive to act in a manner that is contrary to the best interests of the Adviser’s Clients. Conflicts may exist even when no wrong has been done. The opportunity to act improperly may be enough to create a potential conflict of interest. The following are examples of situations that may give rise to a conflict of interest:

•	using the Adviser’s premises, assets, information or influence for personal gain;

•	accepting special favors as a result of your position with the Adviser from any person or organization with which the Adviser has a current or potential business relationship;

•	competing with the Adviser or a client for the purchase or sale of property, services or other interests;

•	having or acquiring an interest in a transaction involving the Adviser or a client;

•	receiving a personal loan or guarantee of an obligation as a result of your position with the Adviser;

•	working for a competitor of the Adviser while a Supervised Person; or

•	directing securities-related business to a broker-dealer or other service provider owned or managed by, or that employs, a relative or friend.

Management of Conflicts of Interest

The CCO, in consultation with legal counsel if determined necessary, shall be responsible for determining the most appropriate response to a conflict of interest in accordance with the following guidelines:

•

In general, to the extent a conflict of interest is of a nature that is already covered by the existing policy and procedure in this Code, the NZS Compliance Manual, or a Client’s governing documents, such conflict of interest shall therefore be addressed and resolved in accordance with the most appropriate application of available policies and procedures.

•

To the extent a conflict of interest may not be addressed in an appropriate manner under existing policies and procedures, the CCO shall determine the best means of addressing the conflict in accordance with the Adviser’s fiduciary obligations towards its client. The CCO shall also determine:

•	what the Adviser’s disclosure obligations to Clients may be; and

•	whether the informed consent of any client(s) may be necessary under applicable law or the governing documents relating to the Clients.

7. Insider Trading

NZS Capital, LLC had adopted a policy that prevents employees from acting on insider information. The purpose of this policy is to avoid market abuse and ensure employees are not acting on material non-public information for their or their client’s personal gain. NZS’s inside trading policy requires employees to report their holdings and seek pre-clearance prior to trading in their accounts. These disclosed accounts are monitored and reviewed quarterly by the CCO.

Protection of Material Non-Public Information

An employee who trades securities while in the possession of material, non-public information, or improperly communicating that information to others, will face severe penalties. The Firm may impose disciplinary actions, which may include termination of employment. Criminal sanctions may include fines of up to $1 million and/or ten (10) years imprisonment. The SEC may recover the profits gained or losses avoided through the illegal trading and issue an order permanently barring the Employee from the securities industry. Finally, the employee may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for“controlling persons” of individuals who commit insider trading.

Accordingly, under certain circumstances, a supervisor of an associated person or employee who is found liable for insider trading may also be subject to penalties.

Furthermore, the Firm could be subject to the following penalties in the event an employee is found liable for insider trading: a) civil penalties of up to the greater of $1 million or three times the amount of the Employee’s profits gained or losses avoided for each violation; b) Criminal fines of up to $2.5 million per violation; and c) restrictions on the Firm’s ability to conduct certain of its business activities.

Inside Information

Employees may not trade, personally or on behalf of others (such as investment funds and Client Accounts managed by the Firm), while in possession of material, non-public information. Employees may not communicate material, non-public information to others outside of the Firm. Furthermore, employees may not communicate material, non-public information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for the Firm. Any such communication with third parties must be approved by the CCO.

It is the policy of the Firm to require all associated persons to provide the Firm with a list of all affiliations either directly or indirectly with any publicly registered companies. The listing of affiliations shall include the name of the company, the nature of the affiliation, the percentage (%) ownership (either direct or indirect), and the date in which the affiliation first existed.

Meaning of “material information”

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. For example, information that the Firm is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security should be treated as material information.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

No simple test exists to determine when information is material. An assessment of materiality involves a custom-designed line of inquiries. If you are uncertain as to whether certain information is material, you should consult with the CCO prior to making any comment to a third party.

Meaning of “non-public information”

“Non-public information” is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

If the information is not available in the general media or in a public filing, it should be treated as non-public. Employees that are uncertain as to whether certain information is non-public should consult with the CCO prior to making any comment to a third party.

Identifying Inside Information

Before executing any trade, whether personal or advisory, the Employee must determine whether he or she has access to material, non-public information. If an employee thinks that he or she might have access to material, non-public information, the employee should take the following steps:

1.	Report the information and proposed trade immediately to the CCO;

2.	Do not purchase or sell the securities, including investment companies or private accounts managed by the Firm;

3.	Do not communicate the information inside or outside the Firm other than to the CCO;

4.	After the CCO has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the Firm should take; and

5.	Consult with the CCO before taking any action.

Contacts with Public and Privately Held Companies

The Firm may make investment decisions based on conclusions formed through such contacts and analysis of publicly available information. Information received from company representatives during a conference call that is open to the investment community is public and disclosure of this type of information is covered by SEC Regulation FD.

Employees should ensure their communications with companies are with investment committee members (e.g., Investor Relations) or other Senior Management.

If in contact with a lower level employee of the company (i.e. not a C-suite executive or investor relations executive, who have received extensive training in non- public personal information), Employees should inform the person with whom they are speaking that:

1.	The Employee works for a Registered Investment Adviser that collects information and trades securities;

2.	The Employee does not want any information that will restrict its ability to trade the securities of any company (not just the company with whom the Employee is speaking); and

3.

The Employee is not agreeing to keep confidential any information that is being provided to the Employee (i.e., clarifying that the Employee is not agreeing to any explicit or implicit confidentiality obligation).

Reporting

In the event that an Employee feels that they have received nonpublic information, or if any Employee has any questions or concerns relating to contact with a public or privately held company, the Employee must contact the CCO. If information is deemed to be material non-public information, the relevant security will be placed on the Firm’s restricted list.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extreme volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offer, the target company or anyone acting on behalf of either.

Employees of the Firm and others subject to the Compliance Manual should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Managing the Risk of Market Abuse/Safeguarding Confidentiality of Inside Information

All associated persons should take the following steps to safeguard the confidentiality of inside information:

1.	Do not discuss confidential information in public places such as elevators, hallways, restrooms or at social gatherings.

2.	To the extent practicable, limit access to the Firm’s offices where confidential information could be observed or overheard to Firm associated persons with a business need for being in the area.

3.	Avoid using speakerphones in areas where unauthorized persons may overhear conversations.

4.	Where appropriate, maintain the confidentiality of client identities by using code names or numbers for confidential projects.

5.

Exercise care to avoid placing documents containing confidential information in areas where they may be read by unauthorized persons and store such documents in secure locations when they are not in use.

6.	Destroy copies of confidential documents no longer needed for a project or not otherwise required to be maintained under federal securities laws.

7.

The Firm shall maintain a file containing a list of all research reports, statistical sheets and other written materials issued within the previous 12- month period to clients of the Firm. Copies of such materials shall also be maintained in the files of the Firm.

The CCO has overall responsibility for developing and maintaining policies and procedures for handling inside and proprietary information and the CCO shall be responsible for the implementation of these policies and procedures.

Restricted List

The CCO or designee maintains a Restricted List of all securities where, through the Firm’s dealings with clients, brokers or any other party, NZS is deemed to have inside information in relation to the underlying company.

If an employee acquires inside information or thinks they may have been passed inside information (whether accidentally or otherwise), the employee must notify the CCO immediately. If the information is deemed to be inside information, the security and the issuer (and potentially related securities and their issuers) will be placed on the Restricted List. The Restricted List shall include the names of securities and issuers that are restricted, the date on which they were restricted and the individuals who have knowledge of the inside information. The CCO will record separately the reason they were restricted and a date for review.

In line with Firm policy, all employees are considered insiders and are prohibited from trading in investments listed on the Restricted List. The issuer must be removed from the Restricted List before the trade can be executed.

Employees will be made aware of securities that are placed on the Restricted List. All employees are prohibited from disseminating any information to third parties about all investments listed on the Restricted List.

NZS utilizes MyComplianceOffice (MCO), the Firm’s compliance management system, to check all trades on a pre- and post-trade basis and restrict trading securities on the Restricted List. Records of decisions to place a stock on or remove from the Restricted List are maintained by the CCO. Employees are informed by the CCO or designee of changes to the Restricted List and must be aware of the list when undertaking trades or disseminating information to third parties.

Investigating Suspicious Transactions

The Firm will monitor and analyze transactions executed by employees in their personal accounts for suspicious trading activity. Employees are required to pre-clear their trades and submit quarterly transaction reports to the CCO for review.

Suspicious transactions and orders may be subject to further analysis. This will typically include gathering as much relevant information about the trade, including the reasons for the order and any relevant circumstances either in the investment research process, or in news subsequently announced about that issuer and/or financial instrument.

The CCO will report suspicious transactions to the appropriate legal or regulatory bodies, if necessary or required. These reports will provide a description of the order or transaction; reasons for suspected market abuse; identification of person(s) involved; and other relevant information.

Insider Trading and Market Abuse Violations and Sanctions

Upon the discovery or confirmation of a violation of this policy, the CCO may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade, suspension of trading privileges, or termination of employment.

NZS Capital LLC is committed to complying with all relevant jurisdictional insider trading and market abuse regulations, both domestic and international, as they relate to the Firm’s management of its investment products.

8. Political Contributions

NZS has implemented the following restrictions to adhere to the “Pay-to-Play” Rule (Rule 206(4)-5) and to mitigate any associated risks.

Supervised Persons are prohibited from making political contributions without preapproval for contributions in excess of the de minimis amount, as well as their Connected Persons, Preapproval for contributions in excess of the de minimis amount must be requested in MCO. However, the de minimis exception permits instances where contributions do not require preapproval when the monetary amount is below the following limits:

•	Up to $350 per candidate per election cycle, to incumbents or candidates for whom they are eligible to vote; and

•	Up to $150 per candidate per election cycle, to other incumbents or candidates.

Upon commencement of employment, the CCO, or Designee, may request reporting of all recent political contributions, if applicable. The disclosure should include contributions made by Connected Persons as well. The report should include the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), the dollar amount of the contribution or value of the donated item and whether or not the Supervised Person is eligible to vote for the candidate. Contributions to Political Action Committees (PACs) and political parties should not be included in the reporting unless NZS is engaged in or considering engaging in business with an individual or organization which would be a beneficiary of such contribution.

9. Personal Trading Requirements and Restrictions

Pre-clearance for Reportable Securities and Exempt Transactions

NZS developed its policy to prohibit its Access Persons from knowingly engaging in a security transaction at any point in which NZS is actively considering, or trading in the same or equivalent security for a Client.

Pre-clearance requests must be submitted and approved by entering the request in MyComplianceOffice. The CCO or a Designee will approve all trade requests in MCO. The CCO’s personal trades will be approved by a Designee. Such request will only be approved if NZS is not actively trading or does not have immediate plans to trade the security in a Client account, among other determining factors.

Trading is not allowed for any security on the Firm’s Restricted List (see Insider Information above for more information).

Trading Window

Any granted approval is valid for four trading day after receiving approval to execute the trade, unless the approval is revoked for any reason by the CCO.

Exempt Transactions

The following transactions are exempt and do not require pre-clearance in any instance:

•	Participation in an ongoing automatic investment plan including 401K plans or an issuer’s dividend reinvestment or stock purchase plan;

•	Participation in any transaction over which no Supervised Person had any direct or indirect influence or control, involuntary transactions (such as mergers, inheritances, gifts, etc.); and

•	Shares of registered open-end investment companies other than shares of in the event NZS acts as the advisor or sub-adviser to the open-end investment companies

Limit Orders

NZS Access Persons are allowed to place a “good until cancelled” order a limit order for a Reportable Security, however, the trade must be executed within the four-day trading window. If the order is not executed within this trading window, the Access Person must either cancel the trade request or enter a new request within MyComplianceOffice.

Pre-Clearance for IPOs, Private Placements or Limited Offerings

Rule 204A-1(c) requires NZS Access Persons to obtain NZS’s approval in all instances and without exception, before directly or indirectly acquiring beneficial ownership in any security in an initial public offering, private placement or limited offering. Pre-clearance requests must be submitted and approved with direct emails to and from the CCO. A Designee will approve the CCO’s personal trades.

Reporting Requirements

NZS’s Supervised Persons, are subject to Initial, Quarterly and Annual Reporting requirements for personal account investing.

Under Rule 204A-1 Supervised Persons are required to disclose the existence of any account in which Reportable Securities transactions can be affected, as well as any account for a Connected Person.

Accounts and transactions will be subject to periodic review to identify potential conflicts.

All Initial, Quarterly and Annual Reporting requirements must be completed in MCO.

Initial Holdings Report

Within ten (10) calendar days of being designated as, or determined to be, a Supervised Person (which may be upon hire), each Supervised Person must provide a statement of all Reportable Securities Holdings and Reportable Accounts, including Connected Persons, via MCO. More specifically, each Supervised Person must provide the following information:

•	the title, number of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership; and

•	the name of any Financial Institution with whom the Supervised Person maintains an account in which any securities were held for the direct or indirect benefit of the Supervised Person.

Quarterly Transaction Report

Each NZS Supervised Person is required to affirm all non-Exempt Reporting quarterly transactions via MCO within thirty (30) calendar days of each calendar quarter end. Non-Exempt Reporting transactions are any transaction with respect to securities held in accounts over which the Access Person, or Connected Person, has no direct or indirect influence or control.

Annual Holdings Report

Each Supervised Person is required to annually affirm in MCO a list of all Reportable Securities holdings and Personal Trading accounts, both exempt and non-exempt, which is current as of a date no more than forty-five (45) calendar days after the end of the calendar year.

The table below is designed as a guide for all Access Persons regarding their responsibilities for personal transactions that must be pre-cleared, and the accounts that are subject to disclosure and reporting requirements, or are deemed exempt.

Personal Trading Requirements (for accounts with trading discretion)

Security / Holding (or derivatives of)	Reportable per Code of Ethics	Pre-clearance ALWAYS Required	Pre-clearance NOT Required
Closed-end funds	YES		X
Commodities, futures (non-equity)	NO		X
Corporate Bonds	YES		X
ETFs, UITs	YES	X
Futures/options, currency futures	YES		X
Hedge Funds	YES	X
Initial Public Offering	YES	X
Municipal Bonds	YES		X
Open-end funds	NO		X
Private Placements/Limited Offerings	YES	X
REITs	YES	X
Shares issued by MM funds	NO		X
Stocks	YES	X

Account Reporting Requirements

Account Type	Reportable per Code of Ethics	Initial Disclosure	Quarterly Transactions	Annual Affirmation
Employee Brokerage Account (discretion)	YES	X	X	X
Employee Brokerage Account (no discretion)	YES	X		X
529 Savings Plans	NO
Connected Person Brokerage Account (discretion)	YES	X	X
Connected Person Brokerage Account (no discretion)	YES	X		X
Employee/Connected Account (no Reportable Securities can be held)	NO

10. Gifts and Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment.

Supervised Persons are required to follow the standards below regarding the acceptance or giving of gifts and entertainment with respect to all Business Partners. Supervised Persons are expected to avoid any gifts or entertainment that:

•	could create an apparent or actual conflict;

•	is excessive or would reflect unfavorably on NZS or its Clients; or

•	would be inappropriate or disreputable nature.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

A “Gift” is anything of value that is given with the intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or tickets if the giver does not attend. No Supervised Person may receive any gift, service or other thing of excessive value from any person or entity that does business with or on behalf of NZS. No Supervised Person may give or offer any gift of excessive value to existing Clients, prospective Clients, or any entity that does business with or on behalf of NZS without pre-approval by the CCO. Gifts given in connection with special occasions (e.g., promotions, retirements, weddings), of excessive value are permissible. Supervised Persons may not accept a gift of cash or a cash-equivalent in any amount.

“Entertainment” is a meeting, meal or other activity where both the Supervised Person and the business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by NZS directly, such as receptions following an industry gathering or multi-client entertainment. If the Business Partner will not be present for the event it will be considered a gift. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of NZS. A Supervised Person may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities and the person or entity providing the entertainment is present.

A “Business Partner,” for the purpose of this Code, includes all current Clients, Portfolio Companies, and vendors with which NZS conducts business, any potential Clients, Portfolio Companies, or vendors with whom NZS could engage in business with, any registered broker-dealers, and any firms under contract to do business with NZS.

Disclosure of Gifts and Entertainment

For the purposes of disclosure of gifts and entertainment the following are exempt:

•	usual and customary promotional items (e.g., T-shirts, caps, or pens marked with the vendor’s logo);

•	gifts or entertainment of nominal value (Gifts $250 or less, Entertainment $250 or less per person per event);

•	attendance and participation at industry sponsored events; or

•

usual and customary gifts given to or by Supervised Persons based on a personal relationship (e.g., the vendor and Supervised Person have a family relationship that preceded interaction at the Adviser).

Gifts to be Given or Received by Supervised Persons	Approval or Disclosure Required

Gifts given or received from the same Business Partner which would aggregate less than $1,000/twelve months (and more than $250 per gift)	no approval required

Gifts given or received from the same Business Partner which would aggregate equal/more than $1,000/twelve months	approval required

Entertainment provided for or by Supervised Persons	Approval or Disclosure Required

Entertainment provided to a Supervised Person valued between $250 and $500 per person per event	no approval required

Entertainment provided to a Supervised Person at equal/more than $500 per person per event	approval required

11. Anti-Bribery and Corrpution Policy

The purpose of this Anti-Bribery and Corruption Policy is to ensure that the NZS complies with applicable law concerning the offering, payment and receipt of bribes or other inducements designed to influence sales or obtain favorable business arrangements or other improper advantages. The Firm is committed to conducting business in a straightforward and transparent manner according to global business standards. NZS employees must comply with this Policy and with other applicable laws and regulations.

General Policy

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits payments and promises or offers to pay money or other “things of value” to influence officials of governments outside the United States. Similar laws have been enacted in many other countries, including the European Union and the member states of the Organization for Economic Cooperation and Development. The United Kingdom’s Bribery Act 2010, (“Bribery Act”), prohibits payments or offers of payment of any financial advantage intended to cause any person in a position of trust or responsibility to act in breach of his or her duty, or as a reward for doing so. The Bribery Act also prohibits acceptance of such payments. Although the FCPA relates only to payments to government officials, the Bribery Act also applies to transactions between private parties. Additionally, such payments or gifts are generally illegal whether made directly, or through another person or entity. To ensure that NZS complies fully with these laws, all employees must be familiar with and follow this Policy.

Any questions regarding the Policy or its application in any given scenario should be directed to the CCO. NZS employees may not:

•	use the Firm’s or personal funds for any purpose that would violate the laws or regulations of a country.

•

provide or promise anything of value, directly or indirectly, to any person in a position of trust, or who is under a duty to act impartially or in good faith, in order to induce that person to violate that trust or duty in order to help the Firm obtain or keep business with any party, or to receive any type of favorable treatment or other improper benefit. “Anything of value” includes cash, cash equivalents, gifts, meals, entertainment, and services.

•	offer, make, or receive “facilitating” or “grease” payments (i.e., nominal payments or gifts made to expedite or secure performance of duties which a person is ordinarily expected to provide).

•

offer, make, or receive any payments prohibited by this Policy through any party retained, directly or indirectly, by the Firm. Nor may they encourage or permit any such person to offer, make or receive any such payment and they must report any concern that any such payment may have been made, offered, or received by a person retained by the Firm to the CCO.

These prohibitions include payments made directly, as well as those made indirectly through agents, contractors or intermediaries. Please see the Political Contribution Policy found in the Code of Ethics for restrictions regarding political contributions.

Penalties

Violations of anticorruption laws can result in severe criminal and/or civil penalties for both the Firm and the individuals involved. In addition, there may be collateral consequences for violating these laws that can impact the Firm’s or an individual’s reputation as well as the ability to obtain licensing and continue to do business in a given country, region or market. Failure to comply with this Policy will be grounds for disciplinary actions up to and including termination. NZS employees will be asked to certify annually that they have reviewed, have complied with, and will in the future comply with this policy.

To ensure that NZS and its employees are in compliance with this policy:

•	At the start of employment, and annually thereafter, each of the employees shall receive and acknowledge receipt of the Compliance Manual and Code of Ethics, which includes this Policy.

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Employees are required to familiarize themselves with the Firm’s Gifts & Entertainment Policy and Political Contributions Policy as detailed in the Code of Ethics and to ensure proper notification and approval is obtained from the CCO in accordance with Policy.

12. Outside Business Activities

Without receiving approval via MCO, no Supervised Person shall:

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accept, directly or indirectly, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a client from any Person, firm, corporation or association, other than the Adviser or an affiliate thereof.

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acquire, directly or indirectly, any equity or other ownership or financial interest in any other organization engaged in any securities, financial or related business, except for (i) a minority equity or other ownership or other financial interest in any business that is publicly traded, or (ii) an equity or other ownership or financial interest through any account over which the Supervised Person has no direct or indirect influence or control.

Supervised Persons must receive approval via MCO prior to engaging in any outside business activity that involves:

•	a time commitment that would prevent the Supervised Person from performing his or her duties for the Adviser or that would otherwise be restricted or prohibited by the governing documents of a client;

•	active participation in any business in the financial services industry or otherwise in competition with the Adviser; or

•	serving as a director, officer, or general partner of any business, corporation or partnership (excluding family-owned businesses and charitable, professional and non-profit organizations).

An outside business activity may never:

•	present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;

•	pose a reputational risk for the Adviser;

•	inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Adviser or its Clients; or

•	involve use of information relating to the Adviser, any client or other proprietary information.

Notwithstanding the foregoing, the provisions of this Section shall not prohibit:

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a Supervised Person from serving as a trustee for family estate-planning vehicles so long as such service does not require a time commitment that would prevent such Supervised Person from performing his or her duties for the Adviser in a reasonable manner (service as a trustee for a client shall not be deemed an outside business activity); or

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serving as a director of, or exercising board observations rights with respect to, any Portfolio Company, or serving as a member of a limited partner advisory committee to any private fund in which a client has invested.

Appendix A - Glossary of Defined Terms

Access Person - Any associated with NZS or its affiliates who:

•	Has access to non-public information regarding any Clients’ Transactions, or non-public information regarding the portfolio holdings of any fund(s) of a client or any NZS services;

•	Is involved in making Securities Transactions recommendations to Clients, or has access to such recommendations that are non-public;

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In connection with his or her regular functions or duties, makes, participates in or obtains information regarding a Client’s Transactions or whose functions relate to the making of any recommendations with respect to a Client’s Transactions;

•	Obtains information regarding a Client’s Transactions or whose functions relate to the making of any recommendations with respect to a Client’s Transactions;

•	Any other person designated by the CCO as necessary.

For purposes of this Code all Supervised Persons (defined below) are considered Access Persons and subject to reporting and restrictions as defined by the Advisers Act.

Account – Any accounts in which Securities (as defined below) transactions can be effected including:

•	Any accounts held by any Supervised Person;

•	Accounts of the Supervised Person’s immediate family members (any relative by blood or marriage) living in the Supervised Person’s household or is financially dependent;

•	Accounts held by any other related individual over whose account the Supervised Person has discretionary control;

•	Any other account where the Supervised Person has discretionary control and materially contributes; and

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Any account in which the Supervised Person has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised Person has a beneficial interest or exercises investment discretion.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined scheduled and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership – For purposes of the Code, “Beneficial Ownership” or “Beneficial Interest” shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether aperson is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations there under. Generally speaking, beneficial ownership encompasses those situations where the beneficial owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include, but is not limited to:

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Securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

•	Securities held in the name of a member of his or her immediate family sharing the same household;

•	Securities held by a trustee, executor, administrator, custodian or broker;

•	Securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

•	Securities held by a corporation which can be regarded as a personal holding company of a person; and

•	Securities recently purchased by a person and awaiting transfer into his or her name.

Chief Compliance Officer (“CCO”) – The CCO as referenced is Adam Schor, so designated by NZS. The CCO may designate additional individuals, where appropriate, to operate in the capacity of the CCO as outlined in this Code.

Client – Individuals or institutions which have granted NZS discretionary authority in order to provide continuous investment management on their behalf.

Designee – Outside compliance consultants the CCO may delegate certain responsibilities to.

Employee – Employees of NZS including directors, officers, any temporary worker, or other personnel as designated by the CCO.

Financial Institution – Any broker, dealer, trust company, registered or unregistered pooled investment or trading account, record keeper, bank, transfer agent or other financial firm holding and/or allowing Securities Transactions in Covered Securities.

Material Nonpublic Information – Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfully from an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positive or negative, historical or forward looking, any information that a reasonable investor could expect to affect a company’s stock price. Material Nonpublic Information could include:

•	Projections of future earnings or losses;

•	News of a possible merger, acquisition or tender offer;

•	Significant new products or services or delays in new product or service introduction or development;

•	Plans to raise additional capital through stock sales or otherwise;

•	The gain or loss of a significant customer, partner or supplier;

•	Discoveries, or grants or allowances or disallowances of patents;

•	Changes in management;

•	News of a significant sale of assets;

•	Impending bankruptcy or financial liquidity problems; or

•	Changes in dividend policies or the declaration of a stock split

Reportable Securities – Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading on behalf of a Supervised Person in which the restrictions are designed to mitigate and /or uncover:

1.	Transactions and holdings in direct obligations of the Government of the United States.

2.	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

3.	Shares of money market funds.

4.	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

Reportable securities for NZS include all Exchange Traded Funds, Unit Investment Trusts and REITs.

Securities Transactions – The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by a Supervised Person. Securities Transactions shall include any gift of Covered Securities that is given or received by the Supervised Person, including any inheritance received that includes Covered Securities.

Supervised Persons– The Advisers Act defines “Supervised Person” to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. For purposes of this Code all Supervised Persons are considered Access Persons (defined above).